Exhibit 5.1

November 7, 2024

Freshpet, Inc.
1545 US-206
Bedminster, New Jersey 07921

Re: Freshpet, Inc. Registration Statement on Form S-8 Filed on November 7, 2024

Ladies and Gentlemen:

We have acted as counsel to Freshpet, Inc., a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration of: (i) the issuance and sale of  1,450,000 shares of common stock, par value $0.01, of the Company (the “Common Stock”), which may be issued under the Freshpet, Inc. 2024 Equity Incentive Plan (the “Plan”), and (ii) 79,651 shares of Common Stock that may be issued and sold upon (a) the vesting of 39,531 restricted stock units and (b) the vesting and exercise of 40,120 options to purchase Common Stock, which restricted stock units and options were granted to certain employees of the Company as an inducement material to their respective entry into employment with the Company, in accordance with Nasdaq Listing Rule 5635(c)(4).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plan, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof that the Common Stock has been duly authorized by the Company and, when issued by the Company (i) in accordance with the provisions of the Plan, or (ii) upon the satisfaction of any conditions of vesting of, or due exercise of the options relating to, the Common Stock pursuant to the terms of the relevant agreements, such issuance against payment therefore will be duly and validly authorized, and upon issuance and delivery in the manner contemplated by the Registration Statement and the Plan, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the Federal laws of the United States and the Delaware General Corporation Law.

Morgan, Lewis & Bockius llp

2222 Market Street Philadelphia, PA 19103-3007 United States	+1.215.963.5000 +1.215.963.5001

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP